Exhibit 10.1

July 3, 2025

Mr. Andrew Hider

Dear Andrew,

We are pleased to welcome you to Baxter International Inc. (“Baxter” or the “Company”) and to confirm our verbal offer of employment. This is where your purpose accelerates our mission to Save and Sustain Lives. At Baxter, you will join around 38,000 colleagues, in 100 countries, who share common traits like being reliable, ethical, and caring. Together, we create a place where we are happy, successful and inspire each other.

Your first day of employment will be September 3, 2025 (or such earlier date as we agree with you, subject to compliance with your existing contractual obligations). Your job title will be President and Chief Executive Officer, reporting to the Board of Directors of Baxter (the “Board”). This role, which is a full-time exempt position, is based in Deerfield, Illinois and is not remote. In accordance with and subject to the Company’s Corporate Governance Guidelines, the Board will appoint you as an executive officer of the Company and as a non-independent director of the Board (subject to reelection by Baxter stockholders at the 2026 Annual Meeting of the Company in May 2026 with respect to your proposed Board appointment).

TERMS OF EMPLOYMENT

The following explains the terms of your employment. Please note that all compensation actions have been approved by the Compensation and Human Capital Committee (“CHCC”) of the Board.

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Your base salary will be $1,350,000 annualized, less applicable deductions and withholdings. Your base salary will be reviewed by the Board annually for increase but will not be decreased without your prior written consent.

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You will participate in the Management Incentive Compensation Program or such successor program (the “Program”) with a bonus target opportunity of 150% of your annual base salary (the “Bonus Target”). For 2025, you will be eligible for a prorated bonus opportunity based on the MICP Proration Percentage (as defined below). The actual bonus you will receive will vary depending on both Baxter’s performance and/or your individual assessment for the year, as determined by Baxter in its good faith discretion, and the bonus is subject to the other terms and conditions of the Program.

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You will participate in the Company’s annual equity program. The next annual equity grant is scheduled for March 2026. Your initial target annual equity grant value will be $14,000,000 (the “LTI Target Value”), and your annual grants thereafter will have a target grant value of no less than such amount. The annual equity grant is expected to be a mix of 50% performance share units (“PSUs”), 25% restricted stock units (“RSUs”) and 25% stock options. Your target grant value will be converted into the applicable number of PSUs, RSUs and stock options using the Company’s standard calculation methodology. The Company’s equity mix is assessed annually and is subject to change based on market competitiveness and the Company’s financial performance. Therefore, your equity mix in the future may be different than what is stated in this letter. All equity grants are subject to the terms and conditions of the underlying equity plan and corresponding agreements (which may change from time to time, including as they relate to such individual or corporate performance goals and other factors used to determine the actual equity value, if any, you will actually receive upon vesting of the awards), including entering into the Company’s standard Agreement Regarding Competition and Protection of Proprietary Interests (the “CPPI Agreement”).

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Provided you are actively employed with the Company as of such date, on the Company’s first scheduled off-cycle grant date on or following your first day of employment, you will receive three off-cycle equity grants (the “Off-Cycle Equity Awards”):

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The first has a target grant value equal to the LTI Target Value prorated based on the LTI Proration Percentage (as defined below), which will be delivered 50% in PSUs, 25% in RSUs, and 25% in stock options.

•	The second is a one-time, supplemental equity award with a target grant value equal to $4,000,000 (the “Supplemental Equity Award”) in the form of PSUs under the Company’s annual equity program.

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The third, as compensation for the unvested portion of certain equity awards previously granted by your prior employer in 2022, 2023 and 2024, will comprise: (i) a one-time RSU award with a target grant value equal to $5,750,000, with one-third of such award scheduled to vest on each of the first three anniversaries of the grant date, so long as you remain employed with the Company through the vesting dates, and (ii) a one-time PSU award with a target grant value equal to $2,750,000 under the Company’s annual equity program (the foregoing (i) and (ii), the “Make Whole Award”).

All target grant amounts will be converted into the applicable number of PSUs, RSUs, and stock options using the Company’s standard calculation methodology. The performance period against which any off-cycle PSUs will be measured will be January 1, 2025 through December 31, 2027, using the metrics and targets set for that performance period for all other eligible participants, with vesting expected following CHCC certification of the results in the first quarter of 2028. Each of the Off-Cycle Equity Awards is subject to the terms and conditions of the underlying equity plan and corresponding agreements, including entering into the CPPI Agreement. For purposes of this letter, the “MICP Proration Percentage” means a fraction equal to 3/4, and the “LTI Proration Percentage” means a fraction equal to 11/12.

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You will receive a one-time, supplemental cash payment of $1,000,000 minus applicable taxes. You will receive this supplemental cash payment as soon as practicable but no more than thirty (30) days after your first day of employment with Baxter. This supplemental payment will not be considered eligible earnings for Baxter’s qualified retirement or welfare benefit plans. Should your employment with the Company be terminated for any reason by you or by Baxter (except through an involuntary termination or voluntary resignation for Good Reason (as defined in this letter outside the context of the CIC Agreement), in either case, for which you are eligible for severance in accordance with this letter or due to your death or disability) within twelve (12) months of your start date, you will be responsible for 100% re-payment of this bonus, and if within 12-24 months you will be responsible for 50% re-payment of this bonus.

•	The Company will provide you with an annual allowance of $150,000 for personal travel expenses.

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The Company confirms that your current residence is approved for participation in the Home Sale Assistance Program under the Company’s Relocation Program; for the avoidance of doubt, the standard appraisal terms of the program will apply. In addition, for the avoidance of doubt, you will not be required to repay any amount of relocation payments provided under the Company’s Relocation Program in the event of your voluntary resignation for Good Reason (as defined in this letter outside the context of the CIC Agreement).

•	Any compensation adjustments are approved by the Board through a “pay for performance” philosophy.

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You will be eligible for the Company’s standard Change in Control agreement (the “CIC Agreement”), which governs in the event of a change in control of the Company; provided that your cash severance benefit under such agreement will be equal to 2.5 times your annual base salary and annual target bonus. Upon joining the Company, you will be provided a copy of the agreement.

•	You will be eligible for 30 days of paid time off per year. Should your employment terminate, you will be paid for any earned and unused paid time off in accordance with Baxter’s standard policy.

•	The term of your employment is “at will”, which means that you or the Company may end your employment at any time and for any reason.

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You will devote substantially all of your business time and attention to the business and affairs of the Company and will limit your service on any outside boards of directors, trustees or other for-profit entities consistent with the Company’s Corporate Governance Guidelines, subject to any consent the Board may provide with respect to any other outside activities. It is acknowledged and agreed that your current board service as set forth in Annex A is permitted.

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You will generally be indemnified and held harmless and receive advancement of expenses to the fullest extent permitted by applicable law, the Company’s bylaws and certificate of incorporation, as may hereafter be amended, in each case, subject to the terms and conditions of the Company’s standard form indemnification agreement entered into with directors and officers. You shall be covered by directors and officers insurance on the same terms and conditions as all other directors and officers.

STOCK OWNERSHIP GUIDELINES

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You will be required to attain and hold Company stock equal in value to six (6) times your annual base salary. Under current guidelines, you will have five years from your date of hire to achieve this level of ownership. Stock held for ownership determination includes common stock held directly or indirectly and unvested RSUs. It does not include stock options or unvested PSUs. The Company reserves the right to change the guidelines at any time.

BENEFITS

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Baxter provides a comprehensive benefits program. More detailed information regarding Baxter’s benefits program will be discussed in your new employee orientation. If you have immediate questions about benefits and coverage, you may contact Martha Peterson, Vice President, Total Rewards at * * *.

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As of your start date, you will be eligible to participate in Baxter’s Flexible Benefits Program which includes: Medical Benefits, Dental Benefits, Prescription Service, and Personal Accident Insurance, subject to the Plan’s provisions. Please note that you must enroll within 21 days of your start date to receive this coverage. You are also immediately eligible for Basic Employee Term Life Insurance, Long Term Disability Insurance, and Business Travel Insurance. You will be eligible to contribute to the 401(k) plan upon hire. At that time, you will also be eligible to participate in the company’s matching in the plan. All Company benefits are subject to amendment, modification, and cancellation from time to time and are subject to the governing plan documents. The benefits described under this bullet will be the “Benefits” under this Agreement.

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The Company will reimburse you for (or pay directly) documented attorneys’ fees incurred by you in connection with negotiating this offer letter up to $50,000 (and any fees in excess of such amount will be reviewed for reasonableness).

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For purposes of the vesting of your equity awards and exercise of any option grants, you will be eligible for a “Qualifying Retirement” under the Company’s equity plan when you attain the age of sixty-five (65), or the age of fifty-five (55) with at least ten (10) years of employment with the Company.

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You will be eligible for reimbursement for an annual executive physical examination. The Company has a preferred vendor relationship with Northwestern Executive Health. Information about the program is available upon request.

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You will be eligible to participate in the U.S. Deferred Compensation Plan. Through this plan, you can elect to defer eligible compensation (base salary and Management Incentive Compensation Program bonuses) and receive Company contributions in respect to amounts above the Internal Revenue Service limits set for qualified 401(k) plans.

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You will be eligible to participate in the Employee Stock Purchase Program (the “ESPP”). However, as a designated Company insider, your participation in the ESPP (including with respect to any proposed changes to your participation levels) will be contingent on receiving the appropriate pre-clearance to participate in accordance with the terms of Baxter’s Securities Trading Policy. Your subscription will begin on the first day of the calendar quarter (January 1, April 1, July 1 or October 1) following your enrollment. However, the deadline for entering your subscription is the 15th day of the month prior to the beginning of each calendar quarter (December 15, March 15, June 15 or September 15). If the first day of your subscription period is not a trading day, then the next preceding trading day will be used. Please also note that these dates are subject to change and additional blackout periods may arise in accordance with the terms of Baxter’s Securities Trading Policy.

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Outside the context of the CIC Agreement, if your employment is terminated (a) by the Company other than for Cause (as defined in the Baxter International Inc. Executive Severance Plan) or (b) by you for Good Reason (as defined below), the Company will provide you, not more than sixty days following the date your employment terminates with the Company (“Date of Termination”), provided you have properly executed within the applicable timeline and not timely revoked a customary release of claims substantially in the form attached hereto, with:

•	a lump-sum separation payment equal to two times your annual base salary and annual target bonus in effect as of the Date of Termination,

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in the event your Date of Termination is on or after February 1 but before the end of the applicable calendar year, a pro rata payment of your annual incentive under the Program, calculated using the number of days worked in the applicable calendar year, based on actual financial performance of the Company and target individual performance, with any payment made consistent with the timing of annual incentive payments under the Program in the ordinary course to all United States employees generally; provided, however, the payment shall be made no later than March 15 of the calendar year following the calendar year of your Date of Termination,

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with respect to the Supplemental Equity Award and the Make Whole Award: (i) any outstanding and unvested RSUs will immediately vest on your Date of Termination and (ii) any PSUs will remain eligible to vest based on actual performance (and if such awards have not been made prior to your Date of Termination, you will receive an equivalent amount based on an assumed grant date of the Company’s first scheduled off-cycle grant on or following your start date and the Company’s standard calculation methodology), and

•	a lump-sum cash amount equal to the monthly employer cost of applicable group medical, dental or vision coverage multiplied by 18.

In exchange for the foregoing benefits, you agree to continue to abide by the non-competition, non-solicitation, and non-disparagement provisions provided in the CIC Agreement outside the context of the CIC Agreement.

“Good Reason” for termination by you of your employment outside the context of the CIC Agreement shall mean the occurrence (without your express written consent) of any one of the following:

(i)	an adverse change by the Company in your titles or reporting relationship,

(ii)	a material diminution by the Company in your duties, responsibilities or authorities as contemplated by this letter or as may be subsequently increased,

(iii)	a material reduction by the Company in your annual base salary, Bonus Target or LTI Target Value,

(iv)	any relocation of your principal place of employment more than fifty (50) miles from your principal place of employment as contemplated by this letter;

(v)	any failure by the Company to pay material amounts due to you when due or any material breach of the Agreement.

You will not be deemed to have resigned for Good Reason unless (A) you have provided notice to the Company of the occurrence of the event or circumstance described in this definition within 60 days of your knowledge of the occurrence thereof; (B) if curable, the Company has failed to cure such event or circumstance within 10 days of receipt of such notice; and (C) you resign within 180 days of the end of the period described in clause (B) or, if the event or circumstance is not curable, the end of the period described in clause (A).

Please note that Baxter’s Benefits are subject to change in accordance with their terms and any such change would supersede this letter.

CONDITIONS OF EMPLOYMENT

•	Board Approval: This offer letter and your employment hereunder is contingent upon approval by the Board.

•	Reference Verification: Your employment is contingent upon successful completion of and verification by your personal references you provide to Baxter.

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This letter also confirms that you have no obligations, oral or in writing, with any of your existing or former employers which restrict your ability to be employed by Baxter. You understand that your continued employment is contingent upon this representation. Additionally, Baxter has not made this offer of employment to you in order to obtain from you any confidential or trade secret information of your existing or former employers, and Baxter will not ask you to use or disclose such confidential and trade secret information in your Baxter employment. Indeed, you have a continuing obligation not to use or disclose the confidential and trade secret information of your former employers, and, by entering into Baxter employment, you acknowledge that you will not use or disclose any of the confidential and trade secret information of your former employers.

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Drug Screening: Your employment is contingent upon your timely scheduling and completion of a drug screening test in accordance with Company policy and receiving a negative result. If you have not already indicated your consent, you will be asked to do so before the screening is done. Please complete your drug screen within 72 hours of receiving notification to do so.

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Authorization to Work: This offer and continued employment at Baxter are contingent upon providing valid authorization to work in the United States. Federal guidelines require all new employees to complete I-9 forms within 72 hours of their start dates. You will receive an email with instructions on how to electronically complete the Employee Section, or Section 1 prior and a link to the acceptable forms of identification that you must bring on your first day. They will be used by your Human Resources representative to complete Section 2 of the I-9 form.

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Employment Agreement: You have accepted a position of trust, which requires the maintenance of confidence. Therefore, you are required to sign the Company Employment Agreement as part of your job tasks prior to start date. The benefits set forth in this offer letter, including the annual bonus opportunities, supplemental cash bonus, equity grants, Change in Control agreement and participation in the Executive Severance Plan are contingent upon your execution of the Employment Agreement.

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Baxter Code of Conduct and Executive Compensation Recoupment Policy: You will be emailed about our Code of Conduct that communicates Baxter’s business ethics policies and procedures. Please read it as soon as practicable. You will be asked to acknowledge your receipt and understanding of Baxter’s Code of Conduct following your start date. You and all applicable compensation will be subject to the Company’s Mandatory Clawback Policy and Compensation Recoupment Policy and such other clawback or recoupment policies that may be adopted from time to time that are generally applicable to senior management members of the Company or as otherwise may be required by law.

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Entire Agreement and Modifications: Together with the Employment Agreement and other agreements referenced herein, this offer letter includes the entire agreement between the parties on the subject matter hereof, and supersedes and replaces any prior offer or promise. Any subsequent modifications to this offer letter must be in writing and signed by a duly authorized representative of the Company.

Andrew, we are confident that you will make a significant contribution to the Company. Please indicate your acceptance by signing the offer and returning it to me. Please do not hesitate to contact me at * * * if you need any assistance or have any questions.

Sincerely,

/s/ Jeanne Mason

Jeanne Mason

EVP, Chief Human Resources Officer

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AGREED TO AND ACCEPTED BY:

/s/ Andrew Hider	7/5/2025
Andrew Hider	Date

cc: Nancy Schlichting, Chair, Compensation and Human Capital Committee of the Board

Annex A

Service as an outside director for Tennant Company